Exhibit 99.1

FOR IMMEDIATE RELEASE

Xethanol Refines Strategy to Focus on Renewable Energy and Clean Technology

Engages Leading Intellectual Property Law Firm

New York, NY, December 19, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, has announced it has refined its strategy to pursue opportunities in clean technology. Xethanol has engaged a leading intellectual property law firm, Fish & Richardson P.C., to help it assess the company’s intellectual property portfolio.

David Ames, President and CEO of Xethanol, commented, “We are refining our strategic plan for the company in view of the changing ethanol markets and other economic factors affecting our current business.” Added Mr. Ames, “We have several encouraging research projects underway to develop alternative energy sources.”

To improve shareholder value, Xethanol is focusing on opportunities in renewable energy and clean technology, including biomass gasification for electricity production, wind power, solar power, energy storage, energy infrastructure, energy efficiency, waste recycling and agricultural processes. These sectors aim to provide profitable solutions to global challenges.

Xethanol’s portfolio contains a number of patents and research agreements. These agreements include scientific research arrangements with some of the nation’s leading institutions, including the National Renewable Energy Lab in Golden, Colorado; Virginia Tech in Blacksburg, Virginia; the Forest Products Lab of the US Department of Agriculture in Madison, Wisconsin; the USDA Agricultural Research Service in Winter Haven, Florida; and the Energy and Environmental Research Lab in Grand Forks, North Dakota.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the company’s business strategy and research projects, including whether the projects will produce the anticipated results, and whether the company’s technology assets will prove to be valuable. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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For More Information Contact:
Kathleen Heaney
ICR
ir@xethanol.com
203-803-3585